Exhibit 99.1

FORM OF AMENDMENT TO PURCHASE AGREEMENT

THIS AMENDMENT (the “Amendment”) is made effective as of the Effective Date (as defined below), by and among Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”), and the undersigned holder (the “Holder”) of shares of common stock and/or warrants to purchase shares of Common Stock of the Company.

R E C I T A L S

WHEREAS, the Company has issued warrants to purchase shares of the Company’s Common Stock (“Warrants”) to certain holders (each, a “Warrant Holder”) pursuant to that certain Securities Purchase Agreement dated December 23, 2015 (the “Purchase Agreement”);

WHEREAS, capitalized terms used but not otherwise defined in this Amendment shall have the meanings given to them in the Purchase Agreement;

WHEREAS, the Company entered into an Equity Joint Venture Contract and a Share Purchase Agreement, each dated January 30, 2019 (the "Effective Date"), pursuant to which, among other things, the Company has agreed to issue or has issued shares of its Common Stock, all as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 30, 2019 (the “Subject Transaction”);

WHEREAS, Section 4.13(b) of the Purchase Agreement prohibits the Company from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents involving a Variable Rate Transaction;

WHEREAS, pursuant to Section 5.5 of the Purchase Agreement, any provision of the Purchase Agreement may be modified and amended in a written instrument signed by the Company and Warrant Holders holding at least 75% of the number of shares of Common Stock issued or then issuable upon conversion of Preferred Stock and exercise of the Warrants (the “Requisite Threshold”);

WHEREAS, the Holder, together with other Warrant Holders executing and delivering an amendment to the Purchase Agreement substantially in the same form as this Amendment (each, a “Counterpart”), constitute the Requisite Threshold;

WHEREAS, in connection with the Subject Transaction, and as an inducement to the Company agreeing to amend the Holder’s Warrant(s) as set forth in the Form of Amendment to Common Stock Purchase Warrant attached hereto as Exhibit A (“Warrant Amendment”), the Holder and the Company propose to amend the Purchase Agreement as set forth in this Agreement; and

WHEREAS, the Warrant Shares are currently registered pursuant to an effective registration statement filed with the Commission (file number 333-218517) and are offered for sale pursuant to a base prospectus dated June 16, 2017 included in such registration statement and a prospectus supplement to such base prospectus, filed with the Commission on July 10, 2018 (together, the “Prospectus”);

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Holder and the Company hereby agree and do as follows:

1. Amendments.

(a)	Section 4.13 of the Purchase Agreement is hereby deleted in its entirety.

(b)	The definition of “Strategic Issuance” in Section 1.1 of the Purchase Agreement is hereby amended by deleting the words “nor the market standoff in Section 4.13(a)” therefrom.

(c)	The defined term “Variable Rate Transaction” in Section 1.1 of the Purchase Agreement is hereby deleted in its entirety.

2.       Effective Time. Upon the execution and delivery of Counterparts by Warrant Holders (including the Holder) constituting the Requisite Threshold, (a) this Amendment shall be effective retroactively as of the Effective Date, and (b) the Company and the Holder shall promptly enter into a Warrant Amendment with respect to each Warrant held by the Holder.

3.       Prospectus Supplement. Within three Business Days of the later of (a) the date of the execution and delivery of Counterparts by Warrant Holders (including the Holder) constituting the Requisite Threshold, and (b) the date of the execution and delivery by all Warrant Holders of Warrant Amendments with respect to all outstanding Warrants, but in any case no later than March 18, 2019, the Company shall file a prospectus supplement to the Prospectus to reflect the amendment of the exercise price of the Warrants effected by the Warrant Amendments.

4.       Equal Treatment of Warrant Holders. The Company shall not amend or waive any terms of this Amendment or any Counterpart on terms more favorable to the Warrant Holder party thereto (including payment of consideration for such amendment or waiver) unless the Company ratably amends or waives such terms for the Holder and all other Warrant Holders having executed and delivered a Counterpart (a “Participating Holder”). For clarification purposes, this provision constitutes a separate right granted to the Holder and each Participating Holder by the Company and negotiated separately by the Holder and each Participating Holder, and is intended for the Company to treat the Holder and the Participating Holders as a class and shall not in any way be construed as the Holder and the Participating Holders acting in concert or as a group with respect to the purchase, disposition or voting of securities or otherwise. The Company hereby represents and warrants as of the date hereof and covenants and agrees that none of the terms offered to any person with respect to the transactions contemplated by the Purchase Agreement, including, without limitation, with respect to any consent, release, amendment, settlement, or waiver relating to the transaction contemplated by the Purchase Agreement, is or will be more favorable to such person than those offered to the Holder and under this Amendment.

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5.       Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of New York, without regard to principles of conflicts of law.

6.       Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Purchase Agreement shall continue in full force and effect.

7.       Conflicting Terms. In the event of any inconsistency or conflict between the Purchase Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

8.       Entire Agreement. This Amendment and the Purchase Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof and thereof. All previous discussions and agreements with respect to such subject matter are superseded by the Purchase Agreement and this Amendment.

9.       Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterparts shall be deemed to be originals.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

EKSO BIONICS HOLDINGS, INC.

By:

Name:	John F. Glenn

Title:	Chief Financial Officer

Address:	1414 Harbour Way South, Suite 1201
Richmond, California 94804

Email:	jglenn@eksobionics.com

[Signature Page to 2015 Stock Purchase Amendment]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

WARRANT HOLDERS:

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By:

Name: Title:

Address: Email:

[Signature Page to 2015 Stock Purchase Amendment]